FOR IMMEDIATE RELEASE

Media Contact:

Cassandra Dump

619-971-1887

cassy@pascalecommunications.com

Investor Contact:

Chris Lewis, Director, Investor Relations, Corporate Development & Strategy

949-481-0510

clewis@glaukos.com

Glaukos Corporation Enters into Definitive Agreement to Acquire

DOSE Medical Corporation

Early-Stage Bioerodible Sustained-Release Technologies Designed for the Treatment of Retinal Diseases

San Clemente, CA  – June 19, 2019 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel ophthalmic surgical devices and sustained pharmaceutical therapies, announced today that it has entered into a definitive Agreement and Plan of Merger to acquire DOSE Medical Corporation (DOSE Medical) for $2.5 million in cash, plus performance-based consideration upon achievement of certain regulatory approvals and commercial milestones.  Upon the consummation of the acquisition, DOSE Medical will become a wholly owned subsidiary of Glaukos.   The transaction is expected to close during the current quarter, subject to customary closing conditions.

DOSE Medical is developing multiple micro-invasive, bioerodible,  sustained-release drug delivery platforms designed to be used in the treatment of various retinal diseases, including age-related macular degeneration (AMD) and diabetic macular edema (DME).

“Since our founding more than 20 years ago, Glaukos has distinguished itself as an ophthalmic pioneer and leader by providing novel and effective treatment alternatives for people suffering with glaucoma,” said Thomas Burns, Glaukos president and chief executive officer.  “With this acquisition, Glaukos will establish  a new R&D retinal program that complements our growing glaucoma franchise and pipeline.  We plan to build upon the promising work DOSE Medical has already done, while leveraging our unique expertise in disruptive, micro-scale innovation to advance exciting new treatment options for AMD and other retinal diseases.”

DOSE Medical was previously a wholly owned subsidiary of Glaukos. In 2010, it was spun-out as a standalone entity separate from Glaukos’ go-forward business.  If completed, the acquisition would include all remaining assets and liabilities of DOSE Medical. Two Glaukos directors also serve on the board of DOSE Medical and certain members of Glaukos management are stockholders of DOSE Medical. The terms of the Agreement and Plan of Merger and the proposed acquisition were considered and approved by a special committee consisting only of independent members of Glaukos’ board of directors.

Retinal diseases vary widely, can affect any part of the retina and are leading causes of blindness worldwide. The thin layer of tissue on the inside back wall of the eye, the retina contains millions of cells that receive, organize and send visual information through the optic nerve to the brain, enabling vision.  AMD and diabetic retinopathies are the most common degenerative retinal diseases.  Market Scope estimates that approximately 28 million people in the United States suffer from some type of retinal disease or condition, including approximately 17 million people with AMD.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel ophthalmic surgical devices and sustained pharmaceutical therapies.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and launched its next-generation iStent inject® device in the United States in September 2018. Glaukos is leveraging its platform technologies to build a comprehensive and proprietary portfolio of micro-scale injectable therapies. The company believes the iStent inject, measuring 0.23 mm wide and 0.36 mm long, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties include, without limitation, the consummation of the proposed acquisition; the extent to which the early stage technologies for the treatment of retinal diseases under development by DOSE Medical will ever progress through the stages of research and development or achieve clinical success, regulatory approval or commercial adoption.    These risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2019. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

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